Exhibit 10.2

Portions herein identified by [*****] have been omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended. A complete copy of this document has been filed separately with the Securities and Exchange Commission.

MASTER SERVICES AGREEMENT

This MASTER SERVICES AGREEMENT (this "Agreement") is entered into on this 15th day of July, 2016 (the "Effective Date"), by and between SANOFI US SERVICES INC., with offices at 55 Corporate Drive, Bridgewater, NJ 08807 ("SANOFI") and ICAGEN-T, INC., with offices at 2090 E. Innovation Park Drive, Oro Valley, AZ 85755 ("VENDOR"). SANOFI and VENDOR are each referred to herein as a "Party" and collectively as the "Parties."

RECITALS:

WHEREAS, SANOFI and VENDOR entered into an Asset Purchase Agreement (“APA”) dated June 27, 2016.

WHEREAS SANOFI would like VENDOR to provide certain services and VENDOR would like to provide such services using the capabilities available at VENDOR’s research and development site located in Tucson, Arizona, in accordance with the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein, the Parties hereto agree as follows:

1.	SERVICES

A.          Purpose; Scope of Services. The purpose of this Agreement is to establish an on-going services arrangement between SANOFI and VENDOR for the provision of certain services as further described on Exhibit A, attached hereto and incorporated by reference (the "Services"), as may be amended from time to time to add or delete Services. SANOFI may request in writing minor modifications or changes (collectively “Minor Changes”) to each Service which approval shall be effective only upon approval in writing by VENDOR, such approval not to be unreasonably withheld. Examples of such minor modifications or changes include variations in Service component content (e.g. an increase or decrease in the number of components or the complexity of the Service component). Each specific project for which SANOFI wishes to engage VENDOR shall be covered either by (i) a separate Work Order provided to VENDOR by SANOFI and executed by the Parties (each, a "Work Order"), or (ii) upon mutual agreement of VENDOR and SANOFI, a purchase order issued by SANOFI (each, a “Purchase Order”). Each fully executed Work Order or Purchase Order shall be considered as annexed to this Agreement as a specially numbered Work Order (e.g., Work Order No. 1, Work Order No. 2, etc.), or Purchase Order (e.g., Purchase Order No. 1, Purchase Order No. 2, etc.) and shall become part of this Agreement. Each such Work Order or Purchase Order shall contain a reference to the Agreement, a description of the Services, the Service Fee (as defined in Section 3.C.), the anticipated period of performance, a payment schedule and any other items agreed to by the Parties. Any special or related service that the Parties agree are outside the scope of the Services (“Other Services”) to be provided under a particular Work Order or Purchase Order shall be (x) added via an amendment to Exhibit A as provided for in the first sentence of this Section 1.A., or (y) handled in accordance with Section 1.D. below. All such Other Services shall be considered a Service for purposes of obtaining credit against the applicable monthly Subsidy Payment as set forth in Section 3.F. As applicable, SANOFI will provide to VENDOR the format, file type, and other specifications that SANOFI requires for data associated with the Services and VENDOR shall supply the data in accordance with such requirements. Affiliates (as defined in Section 5.A.) of SANOFI can participate in this Agreement by entering into their own separately numbered Work Order, or Purchase Order, if applicable, and agreeing in such Work Order or Purchase Order to be bound by the terms and conditions of this Agreement. Each Affiliate that participates under this Agreement shall be severally and solely responsible for its own transactions, liabilities, acts, negligence, conduct and/or responsibilities of any nature arising by reason of such Affiliate's participation under this Agreement. Neither SANOFI nor any participating Affiliate shall be responsible for the transactions, liabilities, acts, negligence, conduct and/or responsibilities of any other participating Affiliate under this Agreement.

Portions herein identified by [*****] have been omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended. A complete copy of this document has been filed separately with the Securities and Exchange Commission.

B.           Performance by VENDOR. VENDOR shall provide necessary individuals to perform the Services (collectively, "Personnel"), facilities, equipment, technology and supplies, as required for fulfillment of its obligations under this Agreement. All Services throughout the Term (as defined in Section 4.A.) will be performed at the site located at 2090 E. Innovation Park Drive, Oro Valley, AZ 85755 (“Tucson Site”). Prior to performing Services under any Work Order or Purchase Order at another VENDOR site, VENDOR shall provide a good faith justification as to the need for such Services to be performed at a location other than the Tucson Site and obtain advance written approval from SANOFI. The Service Fee associated with all Services performed at a location other than the Tucson Site shall be credited against the applicable Subsidy Payment as set forth in Section 3.F. Furthermore, VENDOR shall perform such Services in a professional manner with care, skill and diligence, and shall use all commercially reasonable efforts to successfully complete such Services within the time frame set forth in each Work Order or Purchase Order. VENDOR will promptly notify the SANOFI Alliance Manager (as defined in Section 1.H.) as well as the SANOFI notice contact set forth in the applicable Work Order or Purchase Order, by telephone and subsequently in written form, of any events that occur that materially interrupt or affect the performance of the Services or the completion of the Services in accordance with the time frame set forth in the Work Order or Purchase Order.

C.           Personnel. If, at any time during the course of the Services, SANOFI reasonably determines that any performance of the Services by any Personnel is unsatisfactory, SANOFI may require VENDOR to immediately remove such Personnel and VENDOR will use reasonable efforts to replace such individual, at no cost or penalty to SANOFI for delays or inefficiencies such replacement may cause, but without prejudice to any damages that SANOFI may be entitled to as a result of any delays or inefficiencies in the performance of the Services. SANOFI acknowledges that all current personnel at such location are satisfactory.

D.           Modification of Services. Subject to the Binding Forecast (as defined in Section 1.F.), in the event SANOFI wishes to (i) modify any of the Services described in a particular Work Order or Purchase Order, or (ii) obtain additional Services not covered by such Work Order or Purchase Order, SANOFI shall submit to VENDOR a written document containing the specifications for the changed or additional Services (each, a "Change Order Request"). Within fourteen (14) days of its receipt of SANOFI's Change Order Request, VENDOR shall provide SANOFI with a cost and revised time estimate for performing the changed or additional Services. The Parties will then discuss in good faith the cost and project time schedule effects of any required modification of Services, and once agreed upon, the Parties shall execute a change order ("Change Order") to the Work Order. Each Change Order executed by the Parties shall be incorporated into the applicable Work Order. If changes to the Services described in a particular Purchase Order are required, such changes shall be made through issuance of an amended Purchase Order. VENDOR will not implement any changed or additional Services until either (i) both Parties have signed the applicable Change Order to the Work Order or, (ii) an amended Purchase Order has been issued by SANOFI to VENDOR. If an amended Purchase Order is not issued by SANOFI or a Change Order is not signed by SANOFI within ten (10) days, VENDOR shall continue the Services assuming the Change Order Request has been withdrawn until such time that an amended Purchase Order or Change Order is received by VENDOR.

Portions herein identified by [*****] have been omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended. A complete copy of this document has been filed separately with the Securities and Exchange Commission.

E.           SANOFI’s Library of Compounds. In addition to the requirements and obligations set forth in this Agreement pertaining to all Services, additional terms pertaining solely to SANOFI’s library of compounds (“SANOFI’s Library of Compounds”) located on the Tucson Site, are set forth on Exhibit B (“Library of Compounds Services”) attached hereto and incorporated by reference. For the avoidance of doubt it is recognized and understood by VENDOR that SANOFI’s Library of Compounds is the sole and exclusive property of SANOFI and that sufficient storage capacity at the Tucson Site related to SANOFI’s Library of Compounds shall be reserved for the storage and maintenance of SANOFI’s Library of Compounds throughout the Term. The storage capacity at the Tucson Site related to SANOFI’s Library of Compounds existing as of the Effective Date is considered sufficient for purposes of the foregoing sentence.

F.           Rolling Forecast. As soon as reasonably practicable after the Effective Date, SANOFI shall provide VENDOR with a rolling forecast estimating the Service needs of SANOFI for the succeeding nine (9) month period (“Rolling Forecast”). Such Rolling Forecast shall identify SANOFI’s estimated demand for Services, including the number of full-time equivalent employees (“FTEs”) anticipated to be required to complete such Services. SANOFI shall prepare Rolling Forecasts in good faith and provide an updated Rolling Forecast prior to the first day of the succeeding Calendar Quarter (as defined in Section 3.C.i.) throughout the Term. Such estimates shall not be binding on either Party. Notwithstanding the foregoing, the first two (2) Calendar Quarters of each Rolling Forecast shall be binding (“Binding Forecast”) on (i) SANOFI solely with respect to the Service Fee and subject to the provisions of Section 1.G., associated with the Services set forth in such Binding Forecast, and (ii) VENDOR with respect to ensuring that FTEs have been reserved and available to perform such Services during such period. As an example of the foregoing, using July 15, 2016 as the Effective Date for purposes of this example, as soon as reasonably practicable after July 15, 2016, SANOFI shall provide VENDOR with a Rolling Forecast covering the time period July 15, 2016 through March 31, 2017. For such Rolling Forecast, the time period extending from July 15, 2016 through December 31, 2016 shall be considered the Binding Forecast. Subsequently, prior to October 1, 2016, SANOFI shall provide VENDOR with a Rolling Forecast covering the time period October 1, 2016 through June 30, 2017. For such Rolling Forecast, the time period extending from October 1, 2016 through March 31, 2017 shall be considered the Binding Forecast.

G.           Effect of Service Cancellation by SANOFI in a Binding Forecast. If SANOFI cancels any Service contained in the Binding Forecast prior to initiation of work by VENDOR or during performance of work by Vendor (except for reasons associated with performance issues by VENDOR not attributable to an act or failure to act by SANOFI), Sanofi shall remain responsible for the Service Fee and expenses incurred for materials for such cancelled Services. Notwithstanding the foregoing, (i) to the extent materials for such cancelled Services have been purchased by VENDOR and such materials can be used for other Services, VENDOR shall use best efforts to reallocate such materials for use on other Services and such reallocated materials will reduce the Materials Cost for the Services for which such materials are used, or (ii) to the extent materials for such cancelled Services have not been purchased, or if VENDOR is able to cancel its purchase order for such materials with the applicable third party, as of the date of notice of Services cancellation by SANOFI to VENDOR, SANOFI shall not be responsible for the associated Materials Cost. In addition, in the event of Service cancellation as set forth in the first sentence of this Section 1.G., VENDOR will use commercially reasonable efforts to reallocate FTEs associated with such cancelled Services to perform work for a Third Party. SANOFI shall not be responsible for the associated Direct Service Costs (as defined in Section 3.C.) for such reallocated FTEs.

Portions herein identified by [*****] have been omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended. A complete copy of this document has been filed separately with the Securities and Exchange Commission.

H.           Alliance Managers. Each Party shall appoint one (1) representative with knowledge of their respective Party’s operations to serve as an alliance manager (“Alliance Manager”) with responsibility for overseeing that the Parties’ activities are conducted in accordance with this Agreement, and for being the primary point of contact between the Parties with respect to all such activities. The Alliance Manager may also serve as the alliance manager for other agreements in place between the Parties (e.g. Hit Discovery Services Agreement). The Alliance Managers shall meet via teleconference at least once during every Calendar Quarter following SANOFI’s receipt of the KPI Scorecard (as defined in Section 1.I.4.). Examples of activities for which the Alliance Managers provide oversight include, but are not limited to, review of the KPI Scorecard, KPI Breaches (as defined in Section 1.I.5.), the Rolling Forecast and the Binding Forecast. The Alliance Manager meetings described in this Section are separate and distinct meetings from the ESC meetings. Either Party may replace its Alliance Manager at any time upon written notice to the other Party. In the event of a KPI Breach, the Alliance Managers shall organize a meeting with the appropriate representatives from each side to review and discuss the cause of such breach and opportunities for change with the goal of minimizing the possibility of a subsequent KPI Breach in the future.

I.           Key Performance Indicators.

1.           Key Performance Indicators. Key performance indicators for each Service (each a “Service KPI”) are set forth on Exhibit A. To provide time for VENDOR to transition contracts or enter into new contracts necessary for the provision of Services and operation of the Tucson Site, the implementation of Service KPIs shall begin on September 15, 2016. Service KPIs may be modified and updated at any time upon mutual agreement of the Parties. In the event of a Change Order Request as described in Section 1.D., the cycle time for the applicable KPI for the Service(s) subject to the Change Order Request shall be extended by twenty-four (24) days.

2.           KPI Targets. For each Service KPI there is a KPI target (“KPI Target”) as set forth on Exhibit A. Beginning on September 15, 2016, all Service KPIs must meet or exceed the corresponding KPI Target.

3.           KPI Performance Levels. For each KPI Target for each Service KPI there are two (2) performance levels: (i) a level at which the Service KPI has a value equal to or greater than the applicable KPI Target (“Meets or Exceeds”), and (ii) a level at which the Service KPI has a value less than the applicable KPI Target (“Below Expectations”). Beginning on the Effective Date and for the duration of the Term, all Service KPIs must have a Meets or Exceeds value against the applicable KPI Target.

Portions herein identified by [*****] have been omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended. A complete copy of this document has been filed separately with the Securities and Exchange Commission.

4.           KPI Scorecard. Within fifteen (15) days after the end of each Calendar Quarter, VENDOR shall supply to SANOFI’s Alliance Manager a KPI scorecard (“KPI Scorecard”) in a form substantially similar to the one attached hereto as Exhibit C and incorporated by reference. The KPI Scorecard shall indicate for each Service KPI the performance level against the applicable target level. The first KPI Scorecard shall cover the time period spanning September 15, 2016 through September 30, 2016.

5.           KPI Breach. With respect to each Service KPI in any Calendar Quarter throughout the Term, in the event the performance value for a Service KPI has a value that is Below Expectations against the applicable KPI Target level due to the failure of VENDOR to perform in accordance with the terms and conditions contained in the applicable Work Order or Purchase Order, if such failure is other than attributable to an act or failure to act by SANOFI or a Force Majeure Event, such Service KPI shall be considered in breach (“KPI Breach”). The KPI Breach shall remain in effect until such time that the Service KPI has a performance value of Meets or Exceeds on a successive KPI Scorecard and the Alliance Managers are in agreement on such value.

6.           Effect of KPI Breach or Rejected Service. With the exception of Services associated with SANOFI’s Library of Compounds, in the event of a KPI Breach or a material deviation from the terms and conditions contained in the applicable Work Order or Purchase Order that affects a Service other than due to the act or failure to act by SANOFI or a Force Majeure Event (collectively, the “Rejected Service”), SANOFI shall have the following remedies: (1) require VENDOR to promptly repeat the Rejected Service at no cost to SANOFI, or (2) if such repetition of the Rejected Services is not successful or not feasible (e.g. VENDOR cannot repeat the Service in a reasonable timeframe required by SANOFI), SANOFI may perform the Rejected Service at either a SANOFI location or have such Rejected Service performed at a third-party site with VENDOR providing SANOFI with a deduction on the next Subsidy Payment in the amount of (i) one hundred and twenty percent (120%) of the Service Fee in the event SANOFI performs such service at a SANOFI location, and (ii) one hundred and twenty percent (120%) of the amount invoiced to SANOFI by a third party for the Service if the Service is performed by a third party. In the event of a KPI Breach for a Service associated with SANOFI’s Library of Compounds, VENDOR must promptly repeat such Service at no cost to SANOFI. For clarity, in the event SANOFI performs a portion of the Rejected Service in-house and has a portion of the Rejected Service performed at a third party, the total combined deduction taken in accordance with subsections (i) and (ii) herein may not exceed one hundred and twenty percent (120%) of the affected Service Fee. For purposes of this Section 1.I.6., a Rejected Service means a Service affected by an equipment malfunction or any negligent act or omission on the part of VENDOR, other than a KPI Breach, that results in SANOFI not being able to use the results of such Service.

Portions herein identified by [*****] have been omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended. A complete copy of this document has been filed separately with the Securities and Exchange Commission.

J.           Executive Steering Committee. Within sixty (60) days after the Effective Date, the Parties shall establish an executive steering committee (the “ESC”), which shall consist of four (4) senior executive members, two (2) from each Party. Each Party may replace its representatives on the ESC at any time upon prior written notice to the other Party. The ESC shall meet via teleconference at least once every Calendar Quarter throughout the Term, and as requested by the Alliance Managers, to review and analyze the KPI Scorecard to determine whether a breach of KPIs has occurred, and provide other assistance with regards to the management of the Services performed pursuant to this Agreement, including acting as a first arbiter of disputes that may arise. The Alliance Managers will facilitate the ESC meetings, create and circulate agendas in advance of such meetings and prepare and circulate meeting minutes promptly after each meeting. All decisions of the ESC shall be made by unanimous vote or written consent, with SANOFI and VENDOR each having one (1) vote in all decisions. In the event the ESC is unable to reach resolution on an issue submitted to it for handling, the matter may be handled in accordance with the dispute resolution process set forth in Section 10.C.

K.           SANOFI’S Right to Outsource and Subsidy Payment Credit. In the event that Services requested by SANOFI in a Calendar Quarter exceeds the quantity of Services set forth in the Binding Forecast for that Calendar Quarter by twenty percent (20%) or less (such Services that exceed the aforementioned Binding Forecast by twenty percent (20%) or less are referred to collectively as “Excess Services”), and VENDOR is unable to perform such Excess Services in a timely manner, SANOFI retains the ability to perform the Excess Services at a SANOFI location and/or contract with a third party, with VENDOR providing SANOFI with a deduction on the next Subsidy Payment in the amount of (i) one hundred percent (100%) of the Direct Service Costs associated with the Excess Services in the event SANOFI performs such Excess Services at a SANOFI location, and (ii) one hundred percent (100%) of the amount invoiced (excluding Materials Cost (as defined in Section 3.C.) to SANOFI by a third party(ies) for any Excess Services performed by such third party(ies). To the extent that Services requested by SANOFI in a Calendar Quarter exceeds the quantity of Services set forth in the Binding Forecast for that Calendar Quarter by greater than twenty percent (20%) (“Over-Excess Services”), SANOFI retains the ability to perform Over-Excess Services at a SANOFI location and/or contract with a third party, but VENDOR will not provide a deduction on the next Subsidy Payment for any Service Fees associated with the Over-Excess Services. For clarity, in the event of Over-Excess Services in a Calendar Quarter, SANOFI will obtain a deduction for the Excess Services but not for the Over-Excess Services as described herein. In addition, in the event (a) VENDOR in performing Services requested pursuant to a Purchase Order or duly executed Work Order is unable to comply with any reasonable specifications, standards or requirements (including, but not limited to, technical and functional contents as well as related cost and delivery requirements) consistent with reasonable industry practice provided by SANOFI to VENDOR for a particular Service and/or the Service KPIs (“SANOFI Specifications”), or (b) VENDOR refuses to perform a particular Service or is otherwise unable to perform requested Services set forth in a Purchase Order or in a duly executed Work Order in a timely manner, SANOFI shall be entitled to perform such Services at a SANOFI location or contract with a third party to provide such Services with VENDOR providing SANOFI with a deduction on the next Subsidy Payment in the amount of (i) one hundred and twenty percent (120%) of the Direct Service Costs in the event SANOFI performs such Services at a SANOFI location, and (ii) one hundred and twenty percent (120%) of the amount invoiced (excluding Materials Cost) to SANOFI by a third party for the Services if the Services are performed by a third party.

Portions herein identified by [*****] have been omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended. A complete copy of this document has been filed separately with the Securities and Exchange Commission.

2.	VENDOR'S REPRESENTATIONS, WARRANTIES AND COVENANTS

A.           Corporate Compliance. VENDOR represents, warrants and covenants to SANOFI as follows:

i.           the execution of this Agreement and full and timely performance of the covenants, duties and obligations described herein have been, and shall be, duly authorized by all necessary corporate action in accordance with all applicable laws;

ii.          this Agreement is a valid, legal and binding obligation upon VENDOR, enforceable in accordance with its terms, except as enforceability may be limited by applicable insolvency and other laws affecting creditors' rights generally or by the availability of equitable remedies; and

iii.           it is not now a party to any agreement which would prevent it from fulfilling its obligations under this Agreement and it will not knowingly enter into any agreement with any other party that would in any way prevent it from performing its obligations under this Agreement.

B.           Miscellaneous. VENDOR further represents, warrants and covenants to SANOFI as follows:

i.           it has, and shall maintain, the resources and Personnel necessary to perform the Services in a timely manner;

ii.          neither it nor any individual employed or engaged by VENDOR, to the best of VENDOR’s knowledge after due inquiry, are currently (a) under investigation for debarment or debarred pursuant to the Generic Drug Enforcement Act of 1992, 21 U.S.C. § 335(a), as amended, or any similar state law or regulation; (b) excluded by the Office of Inspector General pursuant to 42 U.S.C. § 1320a-7, et seq. or any state agency from participation in any federal or state health care program; or (c) otherwise disqualified or restricted by the FDA pursuant to 21 C.F.R. 312.70 or any other regulatory authority, nor will VENDOR utilize any debarred, excluded or disqualified Personnel to perform Services hereunder;

iii.         it will notify SANOFI immediately in the event any investigation or proceeding for debarment, exclusion or disqualification is initiated against VENDOR or any Personnel;

iv.          its Personnel are qualified and will have sufficient technical expertise to perform VENDOR's obligations under this Agreement;

v.           it shall provide the Services in compliance in all material respects with all applicable foreign, federal, state and local laws, rules and regulations;

vi.          it shall use any materials and information supplied by SANOFI such as, but not limited to, compounds, samples, and protocols for the sole purpose of performing the Services in accordance with this Agreement and to the exclusive benefit of SANOFI or its Affiliates. Unless otherwise agreed by SANOFI in writing, VENDOR shall not and shall not permit any other person or entity to directly or indirectly reverse engineer, modify, derivatize, deconstruct or in any way analyze or determine the identity, structure or composition of any materials provided by SANOFI; and

Portions herein identified by [*****] have been omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended. A complete copy of this document has been filed separately with the Securities and Exchange Commission.

vii.         it has not accepted nor been offered any payment of money or other assets for the purpose of influencing its decisions or actions to help SANOFI obtain or maintain business or obtain a business advantage where such payment would constitute violation of any applicable anti-bribery/anti-corruption law or a violation of the U.S. Foreign Corrupt Practices Act. VENDOR further represents and warrants that it has not made and agrees that it shall not make any payment or any offer or promise for payment, either directly or indirectly, of money or other assets, to government or political party officials, officials of international organizations, candidates for public office, or representatives of other businesses or persons acting on behalf of any of the foregoing for the purpose of influencing decisions or actions or where such payment would constitute violation of any applicable anti-bribery/anti-corruption law or a violation of the U.S. Foreign Corrupt Practices Act.

C.           VENDOR Affirmative Covenants. VENDOR further represents, warrants and covenants to SANOFI as follows:

i.           it shall maintain an arm's length relationship with its Affiliates. For the purposes hereof arm’s length relationship shall mean the adherence to the following:

a.	its books and records shall be maintained separate from those of its Affiliates;

b.	it shall maintain a separate board of directors from its Affiliates;

c.	it shall conduct business in its own name;

d.	it shall open and maintain its own separate bank accounts, separate stationery, invoices and checks;

e.	it shall pay liabilities from its own bank accounts;

f.	it shall observe all corporate formalities;

ii.           its assets and liabilities shall be kept segregated and distinct from assets and liabilities of other entities/Affiliates; and

iii.         any shared overhead and expenses shall be allocated between VENDOR and its Affiliates pursuant to intercompany agreement(s) in a manner consistent with the way that similarly situated, uncontrolled parties would price comparable transactions at arm’s length; and

iv.          VENDOR shall promptly notify SANOFI in the event any person seeks to levy, execute, transfer or otherwise foreclose Icagen’s (or its successor’s) equity interest in VENDOR.

Portions herein identified by [*****] have been omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended. A complete copy of this document has been filed separately with the Securities and Exchange Commission.

D.           VENDOR Negative Covenants. VENDOR further represents, warrants and covenants to SANOFI as follows:

i.           no dividends except Permissible Dividends shall be issued in the first two (2) years after the Effective Date;

ii.          it shall provide no loans to its Affiliates;

iii.         it shall provide no guaranty of debts of its Affiliates;

iv.          it shall not pledge any of its assets for the benefit of any Affiliate;

v.           no liens or borrowing shall be permitted unless done in furtherance of the Tucson Site business, and in such event, liens or borrowing shall be exclusively related to the operation of the Tucson Site business;

vi.           there shall be no acquisitions/sale of assets outside the ordinary course of business (e.g. equipment replacement); and

vii.         there shall be no amendment of its organizational documents.

E.           VENDOR Maintenance Covenants. VENDOR further represents, warrants and covenants to SANOFI as follows:

i.           it shall at all times maintain a sufficient Minimum Cash Balance. “Minimum Cash Balance” shall mean the average daily ending cash balance (unrestricted and unencumbered cash-on-hand and cash equivalent investments) held in all accounts at financial institutions by VENDOR for the prior five (5) business days in an amount not less than five hundred seventy-five thousand dollars ($575,000.00);

ii.          it shall maintain a Current Ratio of at least 1.05. “Current Ratio” shall mean the ratio of Current Assets to Current Liabilities. “Current Assets” shall mean, at any date, the sum of cash, accounts receivable due within twelve (12) months after that time (less any reserves for bad debts), inventory and prepaid expenses in accordance with GAAP. “Current Liabilities” shall mean, at any date, accounts payable, current portion of notes payable, accrued expenses such as wages and salaries, taxes payable, and any portion of long-term debts due within twelve (12) months in accordance with GAAP; and

iii.         it shall maintain a Minimum Net Worth of one million five hundred thousand dollars ($1,500,000.00). “Minimum Net Worth” shall mean the total assets of VENDOR as of such date less total liabilities as of such date determined in accordance with GAAP.  For purposes of this calculation, the Parties agree that the value of the Tucson Site as of the Effective Date is fifteen million dollars ($15,000,000.00) (Initial Tucson Site Value”) without consideration of the Sanofi lien or any other mortgages, liens or encumbrances. VENDOR may use the value of the Tucson Site obtained in a subsequent appraisal for purposes of this calculation (“Post Closing Date Appraisal”) provided that: (i) VENDOR notifies SANOFI in advance pursuant to Section 10.B that it intends to retain an appraiser to perform a Post Closing Date Appraisal; (ii) the appraiser is CBRE, Inc., or any other appraiser mutually agreed upon by the parties; (iii) both VENDOR and SANOFI are simultaneously provided with a copy of any Post Closing Date Appraisal and (iv) the Post Closing Date Appraisal shall be prepared on a “net” basis, inclusive of any costs to be incurred at the Tucson Site to obtain such appraised value which shall include the two million dollars ($2,000,000.00) cost to convert the Tucson Site to office space.

Portions herein identified by [*****] have been omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended. A complete copy of this document has been filed separately with the Securities and Exchange Commission.

F.           Tucson Site Commitment Covenant. VENDOR further represents, warrants and covenants to SANOFI that during the Term neither VENDOR nor its Affiliates will run assays or perform other contract research services, in each case, that VENDOR or its Affiliates could reasonably provide at the Tucson Site, at any other site than the Tucson Site.

3.	COMPENSATION

A.           Subsidy Payment. On the Effective Date, and thereafter monthly (subject to Section 3.D.), in consideration for VENDOR’s provision of expected Services at the Tucson Site throughout the Term, SANOFI shall make monthly payments (individually, each a “Subsidy Payment”) in advance to VENDOR in the amounts and on the dates as set forth below:

Subsidy Payment Due Date	Subsidy Payment Amount (USD)

Effective Date	$11,916,667.00	*
Aug. 15th, Sept. 15th, Oct. 15th, Nov. 15th, Dec. 15th 2016	$416,667.00
Jan. 15th, Feb. 15th, Mar. 15th, Apr. 15th, May 15th, Jun. 15th 2017	$416,667.00
July 15th, 2017	$4,458,333.00	**
Aug. 15th, Sept. 15th, Oct. 15th, Nov. 15th, Dec. 15th 2017	$458,333.00
Jan. 15th, Feb. 15th, Mar. 15th, Apr. 15th, May 15th, Jun. 15th 2018	$458,333.00
Jul. 15th, Aug. 15th, Sept. 15th, Oct. 15th, Nov. 15th, Dec. 15th 2018	$250,000.00
Jan. 15th, Feb. 15th, Mar. 15th, Apr. 15th, May 15th, Jun. 15th 2019	$250,000.00
Jul. 15th, Aug. 15th, Sept. 15th, Oct. 15th, Nov. 15th, Dec. 15th 2019	$166,667.00
Jan. 15th, Feb. 15th, Mar. 15th, Apr. 15th, May 15th, Jun.15th 2020	$166,667.00
Jul. 15th, Aug. 15th, Sept. 15th, Oct. 15th, Nov. 15th, Dec. 15th 2020	$83,333.00
Jan. 15th, Feb. 15th, Mar. 15th, Apr. 15th, May 15th, Jun. 15th 2021	$83,333.00

*Only $1,916,667.00 of this Subsidy Payment Amount is creditable against Direct Service Costs in accordance with Section 3.B.

**Only $458,333.00 of this Subsidy Payment Amount is creditable against Direct Service Costs in accordance with Section 3.B.

Portions herein identified by [*****] have been omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended. A complete copy of this document has been filed separately with the Securities and Exchange Commission.

B.           Service Fee. For the Term, pricing for each Service consists of two (2) components, with each component clearly identified in each Invoice: (i) a direct Service cost (“Direct Service Cost(s)”), which is calculated as follows for each Service: (number of full-time equivalents (“FTEs”) per Service as set forth in Exhibit A x the FTE Rate (as defined in this Section and expressed as a monthly value for purposes of the calculation) x the duration of each Service in months), and (ii) materials cost (“Materials Cost”) (collectively, the Direct Service Cost and Materials Cost comprise the “Service Fee”). The full-time equivalent rate (“FTE Rate”) used to calculate the Direct Service Cost for each Service is [*****] and shall remain fixed throughout the Term. As an example of the foregoing calculation using service package S1 in Exhibit A is as follows.

Service	FTE Rate	# FTEs	Duration of Service in months	Materials Cost	Service Fee
[*****]	[*****]	[*****]	[*****]	[*****]	[*****]

Unless agreed by SANOFI in advance, in no event shall the Materials Cost for a Service exceed fifteen percent (15%) of the Direct Service Cost for such Service. In addition, in no event shall Minor Changes cause the applicable Service Fee to vary by more than twenty percent (20%). As consideration for VENDOR's performance of the Services, subject to Sections 3.E. and F., SANOFI shall pay VENDOR the Service Fee set forth in the applicable Work Order or Purchase Order. SANOFI shall also pay VENDOR for reasonable and necessary travel and other expenses approved in advance by SANOFI that are incurred by VENDOR in the performance of the Services provided that the sum of such expenses together with the Service Fee shall not exceed the cap amount set forth in the Work Order or Purchase Order without advance written approval from SANOFI unless agreed otherwise between the Parties in writing. In the event SANOFI requests VENDOR to purchase any material, which should have been provided by SANOFI, such material will be purchased by VENDOR and the additional cost of the material invoiced to SANOFI at VENDOR’s cost. If a license(s) from a third party is (are) required to perform the Services and payment to such third party for such individual license(s) is (are) required, SANOFI shall be notified of, and shall make a decision as to whether to (i) obtain said license(s) that enable VENDOR to perform such Service(s) only to the extent specified in the respective Work Order or Purchase Order, (ii) exclude the portion infringing from such Service(s), or (iii) cease the entire Service(s). If SANOFI determines to obtain said license(s), then SANOFI shall bear the cost of said license(s).

Portions herein identified by [*****] have been omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended. A complete copy of this document has been filed separately with the Securities and Exchange Commission.

C.           Reporting Obligations.

i.           For purposes of this Agreement, “Calendar Quarter” shall mean, each of the three month periods ending March 31, June 30, September 30 and December 31.

ii.          Reporting Certificate. Beginning on the Effective Date, and terminating on the earlier of: (a) receipt by SANOFI of an acceptable Valuation Report (as defined in Section 3.D.), or (b) termination or expiration of the Agreement, VENDOR will provide to SANOFI a certification of covenant compliance for the most recently completed Calendar Quarter (“Reporting Certificate”) in the form attached hereto as Exhibit D. Such Reporting Certificate will provide information supporting VENDOR’s declaration of compliance with all covenants contained in Sections 2.C., D., and E., including any supporting information reasonably requested by SANOFI from time-to-time. Payment by SANOFI for any Subsidy Payment due in each Calendar Quarter pursuant to the terms of this Agreement is conditioned upon VENDOR providing a Reporting Certificate for the most recently completed Calendar Quarter in advance of the next Subsidy Payment due date. As an example of the foregoing, VENDOR does not provide a Reporting Certificate prior to January 15, 2017 for the Calendar Quarter ending December 31, 2016. VENDOR ultimately provides a compliant Reporting Certificate on March 1, 2017. Upon SANOFI’s receipt of such report on March 1, 2017, SANOFI shall make the January 15, 2017 and February 15, 2017 Subsidy Payments. Notwithstanding anything to the contrary contained in this Agreement, VENDOR shall have a grace period of 45 days from the end of each quarter to provide SANOFI with the requisite Reporting Certificate and the provision of a Reporting Certificate within such 45 days period that certifies compliance with all covenants contained in Sections 2.C., D., and E., shall be deemed to satisfy the obligations contained in this paragraph ii.

iii.         Unaudited Financial Statements. Beginning on the Effective Date, and terminating on the earlier of: (a) receipt by SANOFI of an acceptable Valuation Report (as defined in Section 3.D.), or (b) termination or expiration of the Agreement, VENDOR will provide to SANOFI unaudited financial statements for the most recently completed Calendar Quarter for VENDOR in a form and manner used in the preparation of financial statements for VENDOR’s ultimate parent entity.

D.           Valuation Report. At any time on or after the second anniversary of the Effective Date, VENDOR may inform SANOFI of VENDOR’s decision to engage, an independent third party professional of national reputation certified by the National Association of Certified Valuation Analysts (“NACVA”) or an independent third party professional mutually agreed to by both VENDOR and SANOFI, to prepare a valuation report of VENDOR (“Valuation Report”). Prior to engagement by VENDOR: (i) the identity of such independent third party shall be presented to SANOFI for its approval as to acceptability, such approval not to be unreasonably withheld, and (ii) the Parties will jointly agree on the scope and criteria for such Valuation Report. The cost of the preparation of the Valuation Report shall be borne 50% by VENDOR and 50% by SANOFI. To the extent that such Valuation Report concludes that (x) VENDOR’s assets are greater than VENDOR’s liabilities at fair value (or fair market value); (y) VENDOR has sufficient capital to operate its business; and (z) VENDOR has the ability to pay its debts as they mature, the following shall occur: (xx) all Affirmative Covenants (as defined in Section 2.C.) and Negative Covenants (as defined in Section 2.D.) shall terminate, (yy) all reporting obligations set forth in Section 3.C. shall terminate, and (zz) all future Subsidy Payments set forth in Section 3.A. and the associated Subsidy Payment credit mechanism set forth in Section 3.F. will be converted into a take or pay arrangement as further described in Section 3.E.

Portions herein identified by [*****] have been omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended. A complete copy of this document has been filed separately with the Securities and Exchange Commission.

E.           Take or Pay Conversion Mechanism Upon Provision of Valuation Report Showing Solvency

Upon SANOFI’s receipt of a Valuation Report from VENDOR that meets the criteria set forth in Section 3.D. (“Valuation Report Effective Date”) all future Subsidy Payments set forth in Section 3.A. will convert to a take or pay mechanism with an end of year true-up as further described herein. SANOFI will not make any future Subsidy Payments after the Valuation Report Effective Date. For all Services completed after the Valuation Report Effective Date, VENDOR will submit an Invoice in accordance with Section 3.G. and SANOFI shall pay such Invoice in accordance with such Section, subject to the application of any Carry-Forward (as defined in Section 3.F.), if any. At the end of each subsequent timeframe set forth in the table below, the dollar total of all Invoices submitted during the applicable timeframe shall be subtracted from (i) the full year take or pay total, or in the event of a partial year (ii) the corresponding number of months remaining in the applicable timeframe multiplied by the monthly take or pay total. In the event the dollar total of all Invoices submitted during the applicable timeframe (after application of any Carry-Forward) is less than the applicable take or pay total, VENDOR shall submit an Invoice for such shortfall and SANOFI shall pay such Invoice in accordance with Section 3.G.

The take or pay totals for each year or partial year after the second anniversary of the Effective Date is as follows:

Timeframe (each a 12 month period)	Full Year Take or Pay Total	Monthly Take or Pay Total
7/15/2018-7/14/2019	$3,000,000.00	$250,000.00
7/15/2019-7/14/2020	$2,000,000.00	$166,667.00
7/15/2020-7/14/2021	$1,000,000.00	$83,333.00

By way of example of the mechanism set forth in this Section:

A Valuation Report that meets the criteria set forth in Section 3.D. is supplied by VENDOR to SANOFI on 8/1/2020 (the Valuation Report Effective Date). The Subsidy Payment Mechanism set forth in Section 3.A. is immediately terminated and the take or pay mechanism set forth in this Section is instituted. As a result, SANOFI will not make a Subsidy Payment of $83,333.00 to VENDOR on 8/15/2020. Instead, as there are eleven (11) months remaining in the timeframe spanning 8/1/2020-7/14/2021, the monthly take or pay total ($83,333.00) will be multiplied by eleven (11) months ($83,333.00 x 11) to determine the take or pay total amount (in this case $916,663.00) for the timeframe at issue. The Invoice totals for all Services during this timeframe totaled $300,000.00. As the Invoice totals ($300,000.00) is less than the applicable take or pay total amount ($916,663,000.00), the shortfall amount ($616,663.00) will be Invoiced by VENDOR to SANOFI on or after 7/15/2021 and SANOFI shall pay such amount in accordance with Section 3.G.

Portions herein identified by [*****] have been omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended. A complete copy of this document has been filed separately with the Securities and Exchange Commission.

F.           Subsidy Payment credit against the Monthly Direct Service Costs.

Unless and until the take or pay conversion mechanism in instituted in accordance with Section 3.E., in each month throughout the Term, the Subsidy Payment made by SANOFI for a particular month (as set forth in Section 3.A.) shall be credited against all Direct Service Costs for which VENDOR has issued an Invoice (in accordance with the requirements set forth in Section 3.G.) for the time period beginning on such Subsidy Payment due date and ending on the day prior to the next Subsidy Payment due date (collectively, all Direct Service Costs invoiced for a particular month are referred to as the “Monthly Direct Service Costs”) and solely for purposes of this Section 3.F. the Invoice for such time period is referred to as the “Applicable Invoice”. An example of the foregoing is as follows:

9/15/2016: SANOFI pays Subsidy Payment of $416,667.00

9/15/2016-10/14/2016: SANOFI obtains credit against the 9/15/2016 Subsidy Payment for Services completed by VENDOR during the 9/15/2016-10/14/2016 timeframe. The Invoice covering this time period is the Applicable Invoice for the 9/15/2016 Subsidy Payment.

Subsidy Payments made by SANOFI are subject to the following.

(i)          Excess Amount Carry-Forwards. In the event the Subsidy Payment is greater than the Monthly Direct Service Costs applied against the applicable Subsidy Payment, no Monthly Direct Service Costs payment will be due from SANOFI to VENDOR, and the difference between the Subsidy Payment and the Monthly Direct Service Costs on the Applicable Invoice (the “Carry-Forward”) will be carried forward into successive months throughout the Term and into the Term Extension (if applicable). For clarity, the Carry-Forward does not expire but instead continues to carry forward in successive months until the full amount of the credit has been applied. Notwithstanding the non-expiration of the Carry-Forward, the Carry-Forward is capped at all times at two million dollars ($2,000,000.00) during the Term. In the event the take or pay conversion mechanism in instituted in accordance with Section 3.E., the Carry-Forward, if any, will continue to carry forward in successive months until the full amount of the credit has been applied.

For example purposes only, a simulation of the implementation of the hereinabove provision is provided herein (all amounts included below are in USD):

Month	Subsidy Payment (made on the 15th of the Month)	MSA---Monthly Direct Service Costs (on the Applicable Invoice)	Subsidy Payment + Remaining Carry-Forward (if any) minus Monthly Direct Service Costs (on the Applicable Invoice). Positive amount values indicate a carry-forward. Negative amount values indicate a payment due from SANOFI.	Carry-Forward (if any) to be applied to successive Months
On Effective Date	1,916,667	NA	1,916,667	1,916,667
July 2016	0	200,000	0 + 1,916,667 – 200,000 = 1,716,667	1,716,667
August 2016	416,667	200,000	416,667 + 1,716,667 – 200,000 = 1,933,334	1,933,334
September 2016	416,667	350,000	416,667 + 1,933,334 –350,000 = 2,000,001	2,000,000
October 2016	416,667	600,000	416,667 + 2,000,000 – 600,000 = 1,816,667	1,816,667
November 2016	416,667	2,300,000	416,667 + 1,816,667 – 2,300,000 = -66,666 (Sanofi would pay 66,666 as the Monthly Direct Service Costs on the Applicable Invoice exceeds the Subsidy Payment plus the Carry-Forward balance).	0
December 2016	416,667	300,000	416,667 + 0 – 300,000	116,667

Portions herein identified by [*****] have been omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended. A complete copy of this document has been filed separately with the Securities and Exchange Commission.

(ii)          Immediately following the Term,

(a)          In the event there is no Term Extension (as defined in Section 4.A.), the current Carry-Forward, if any, will be applied against the Monthly Direct Service Costs for the final month of the Term. To the extent that any Carry-Forward remains after such application for the final month of the Term, such remaining Carry-Forward will be extinguished.

(b)          In the event there is a Term Extension and after application of the current Carry-Forward against the Monthly Direct Service Costs for the final month of the Term a Carry-Forward amount remains, up to a maximum of one million dollars ($1,000,000.00) of such Carry-Forward will continue into each month of the first year of the Term Extension until it is fully exhausted. To the extent that any Carry-Forward remains after such application for the final month of the first year of the Term Extension, such remaining Carry-Forward will be extinguished.

G.           Invoicing and Payment of the Service Fee. VENDOR must submit an invoice to SANOFI on a monthly basis for (i) each Subsidy Payment, and (ii) for fully completed Services performed under this Agreement which shall reference all applicable Work Order or Purchase Order number(s) (each, an "Invoice"). Within ten (10) days after each Subsidy Payment is made, VENDOR shall submit an Invoice, for Services completed in the applicable timeframe as described in Section 3.F. In the event of a take or pay conversion in accordance with Section 3.C, VENDOR shall immediately discontinue submitting Invoices for Subsidy Payments and submit Invoices for Services completed within thirty (30) days after the end of each month for the remainder of the Term, subject to Section 3.E. For purposes of this Section, “Services completed” shall mean the provision of a final comprehensive report or the provision of all deliverables as described in the applicable Work Order or Purchase Order. Each Invoice shall be addressed to SANOFI to the address set forth in the Work Order or Purchase Order. Additionally, each Invoice shall be accompanied by receipts or other such supporting data as may be reasonably required by SANOFI. No payment by SANOFI may occur unless an appropriate Invoice has been issued in accordance with this Agreement. Any amount to be paid pursuant to an approved Invoice shall be paid by SANOFI within sixty (60) days after receipt by SANOFI by bank wire transfer in immediately available funds to an account designated by VENDOR. In the event there is a disputed charge, SANOFI will withhold payment for the disputed portion of the Invoice pending resolution of the dispute as described in Section 3.J below. All sums payable under this Agreement shall be paid in US dollars.

Portions herein identified by [*****] have been omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended. A complete copy of this document has been filed separately with the Securities and Exchange Commission.

H.           Use of Subsidy Payments. Beginning on the Effective Date and ending on the second anniversary of the Effective Date, VENDOR shall use the Subsidy Payments exclusively for the operations of the Tucson Site subject to the distribution of Permissible Dividends. For purposes of this Section and subject to the additional requirements and restrictions set forth herein, a maximum of twenty percent (20%) of each Subsidy Payment (such amount a “Permissible Dividend”) may be used by VENDOR for purposes not related to the operation of the Tucson Site. Notwithstanding anything contained in this Section, two million dollars ($2,000,000.00) of the Subsidy Payment paid by SANOFI on the Effective Date shall be deemed a Permissible Dividend and shall not be subject to the above described twenty percent (20%) limitation. Subject to VENDOR’s compliance with the Covenants set forth in Sections 2.C., D., and E., and the reporting obligations set forth in Section 3.C., VENDOR may (i) dividend a maximum of five percent (5%) of each Subsidy Payment during the first two (2) years of the Term without restrictions as to how such amounts are used by VENDOR, and (ii) during the first two (2) years propose to SANOFI to dividend up to an additional fifteen percent (15%) of each Subsidy Payment to use in furtherance of the Tucson business, which SANOFI shall consider approving in good faith (each such approved amount an “Additional Dividend for Tucson Projects”).

I.           VENDOR's Responsibility. All terms and payments of compensation, benefits, and any other condition of engagement for any Personnel shall be solely a matter between VENDOR and such Personnel. VENDOR shall indemnify, defend, and hold harmless SANOFI from any third party claim that arises out of VENDOR's failure to comply with this Section 3.F.

J.           Invoice Disputes. If SANOFI identifies items in an Invoice which are disputed ("Disputed Charges"), SANOFI will notify VENDOR in writing within thirty (30) days after receiving the Invoice ("Disputed Charges Notice"). VENDOR must respond to each Disputed Charges Notice within fourteen (14) days following receipt of such Disputed Charges Notice. This written communication between the Parties concerning Disputed Charges will continue until the Disputed Charges are no longer disputed (i.e., upon SANOFI's written notice that it will pay the Disputed Charges in full; upon payment of the Disputed Charges in full; upon written agreement of the Parties that SANOFI will pay and VENDOR will accept a lesser amount in payment of the Disputed Charges than that originally invoiced; or upon VENDOR's written notice to SANOFI that the Disputed Charges have been deleted).

4.	TERM & TERMINATION

A.           Term.  For all Services, the term of this Agreement shall commence as of the Effective Date and, if not earlier terminated in accordance with this Agreement, shall remain in full force and effect until: (i) five (5) years after the Effective Date; or (ii) upon termination or expiration without renewal of the last Work Order or Purchase Order still in effect at the end of five (5) years after the Effective Date, whichever is longer (the "Term"). In addition, (i) SANOFI in its sole discretion may extend the Term for up to an additional five (5) years with regards to Services related to SANOFI’s Library of Compounds by notifying VENDOR in accordance with Section 10.B, or (ii) the Parties may mutually agree to extend the Term for an additional five (5) years with regard to all Services under this Agreement, at any time prior to the expiration of the Term (either extension (i) or (ii), a “Term Extension”). In the event of a Term Extension, the Parties will negotiate in good faith the terms and conditions for such Term Extension, including pricing.

 Portions herein identified by [*****] have been omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended. A complete copy of this document has been filed separately with the Securities and Exchange Commission.

B.           Termination Date. Unless earlier terminated as set forth herein or otherwise agreed to by the Parties in writing, the termination date of this Agreement shall be either the last day of the Term as set forth in Section 4.A, or the date on which all Work Orders or Purchase Orders are earlier terminated in accordance with Section 4.C below (the "Termination Date"). The termination date of a Work Order or Purchase Order shall be either the last day of the term as set forth in a Work Order or Purchase Order, or the date on which such Work Order or Purchase Order is earlier terminated in accordance with Section 4.C below (the "Work Order or Purchase Order Termination Date").

C.           Termination.

i.           By VENDOR. In addition to any other remedies provided herein or available at law or equity, VENDOR may terminate:

a.            any Work Order or Purchase Order in the event of a material breach by SANOFI, which breach is not cured within thirty (30) days following SANOFI's receipt of written notice of breach from VENDOR.

b.           the Agreement at any time during the Term Extension for convenience by giving SANOFI one (1) year prior written notice of termination at any time during the Term Extension. In such event, VENDOR shall be responsible for all costs associated with the Property Transfer (as defined in Section 4.B. of Exhibit B), including reimbursing SANOFI for all reasonable documented out-of-pocket and personnel costs (including reasonable overhead) with no mark-up.

ii.          By SANOFI. In addition to any other remedies provided herein or available at law or equity, SANOFI may terminate:

a.            any Work Order or Purchase Order (x) in the event of material breach by VENDOR, which breach is not cured within thirty (30) days following VENDOR's receipt of written notice of breach from SANOFI, or (xx) immediately in the event SANOFI becomes aware of a threatened or actual debarment, exclusion or disqualification as further described in Section 2.B.ii above and the affected employee is not replaced within five (5) days of the VENDOR’s receipt of notice of such debarment, exclusion or disqualification.

b.           in the case of Services relating to the SANOFI’s Library of Compounds, as set forth Exhibit B.

c.           any Work Order and/or Purchase Order for convenience by giving VENDOR thirty (30) days prior written notice of termination.

Portions herein identified by [*****] have been omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended. A complete copy of this document has been filed separately with the Securities and Exchange Commission.

d.           this Agreement in the event of a material breach by VENDOR of Section 2.F., which breach is not cured within thirty (30) days following VENDOR’s receipt of written notice of breach from SANOFI.

e.           To the extent that the Agreement has not been terminated pursuant to Section 4(C)(iii), this Agreement immediately in its entirety if, at any time, (i) VENDOR shall file in any court or agency pursuant to any statute or regulation of any state or country, a petition in bankruptcy or insolvency or for reorganization or for an arrangement or for the appointment of a receiver or trustee of VENDOR or of its assets, or (ii) VENDOR proposes a written agreement of composition or extension of its debts, or (iii) VENDOR shall be served with an involuntary petition against it, filed in any insolvency proceeding, and such petition shall not be dismissed within sixty (60) days after the filing thereof, or (iv) VENDOR shall propose or be a party to any dissolution or liquidation, or (v) VENDOR shall make an assignment for the benefit of creditors, or (vi) in accordance with Section 10. E.

iii.         By SANOFI. In addition to any other remedies provided herein or available at law or equity:

a.           in the event of non-compliance with reporting obligations set forth in Section 3.C., or if an audit of VENDOR reveals a ten percent (10%) or greater deviation from the prior Reporting Certificate, SANOFI shall have the option, in its sole discretion, to: (i) terminate this Agreement (including Exhibit B to this Agreement with respect to the Library of Compounds Services), the Hit Discovery Services Agreement Combichem, and the Hit Discovery Services Agreement Tucson Core Collection, Phenotypic (MOA) Collection, 10kFragment Collection and SASC1, and (ii) exercise all its rights under the Deed of Trust (as such term is used in the APA);

b.           in the event of non-compliance with the employee covenants set forth in Section 7.5 in the APA there shall be an automatic termination of the remaining unpaid Subsidy Payments and the remaining unpaid take or pay payments set forth in Section 3 of this Agreement;

c.           in the event of non-compliance with the covenants set forth in Section 2.C and 2.D (other than the covenant set forth in Section 2.D.i.) of this Agreement or the provisions of Section 10.J. of this Agreement SANOFI shall have the option to (i) terminate this Agreement, (including Exhibit B to this Agreement with respect to the Library of Compounds Services), the Hit Discovery Services Agreement Combichem, and the Hit Discovery Services Agreement Tucson Core Collection, Phenotypic (MOA) Collection, 10kFragment Collection and SASC1, and (ii) exercise all its rights under the Deed of Trust (as such term is used in the APA);

d.           in the event of non-compliance with the maintenance covenants set forth in Section 2.E: (i) this Agreement (including Exhibit B to this Agreement with respect to the Library of Compounds Services), the Hit Discovery Services Agreement Combichem, and the Hit Discovery Services Agreement Tucson Core Collection, Phenotypic (MOA) Collection, 10kFragment Collection and SASC1shall automatically terminate, and (ii) exercise all its rights under the Deed of Trust (as such term is used in the APA); and

Portions herein identified by [*****] have been omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended. A complete copy of this document has been filed separately with the Securities and Exchange Commission.

e.           in the event of non-compliance with the provisions of Section 2.D.i. of this Agreement with respect to Permissible Dividends there shall be an automatic termination of the remaining unpaid Subsidy Payments and the remaining unpaid take or pay payments set forth in Section 3 of this Agreement.

iv.          Effect of Termination. In the event of early termination of any Work Order or Purchase Order or this Agreement, SANOFI's liability for payment to VENDOR under this Agreement shall be limited to payment for satisfactory completed Services or prorated portions thereof received by SANOFI and other pre-approved, non-cancelable expenses or obligations incurred by VENDOR prior to the Work Order or Purchase Order Termination Date. Notwithstanding any provision to the contrary, if the basis for termination of a Work Order or Purchase Order is due to the negligence of, or material breach by VENDOR or any Personnel, the amount due VENDOR under this Section 4.C.iii shall be subject to good faith negotiation taking into account the cause and effect of such negligence or breach on SANOFI. In the event of early termination of this Agreement, SANOFI’s shall have no liability for, and shall not make any Subsidy Payments that have not come due pursuant to the terms of the Agreement prior to the effective date of termination. Conversely, in such event of early termination, VENDOR shall have no claim to, and shall not receive Subsidy Payments that have not come due pursuant to the terms of the Agreement prior to the effective date of termination. For the Services relating to SANOFI”s Library of Compounds, additional consequences of termination are set forth in Exhibit B.

5.	CONFIDENTIAL INFORMATION

A.           SANOFI Confidential Information. VENDOR acknowledges and agrees that any data, documents, materials or information of any type whatsoever, in whatever form or medium, whether or not marked as "confidential" and/or "proprietary," and which could reasonably be expected to be valuable to SANOFI, including but not limited to, any information concerning or relating to the property, products, research, technology, and business and affairs of SANOFI or its Affiliates (as defined herein), that is learned, created by, disclosed to or becomes known by VENDOR pursuant to this Agreement constitutes the confidential information of SANOFI (collectively, "SANOFI Confidential Information"). As used in this Agreement, "Affiliate(s)" shall mean any person or entity directly or indirectly controlling, controlled by, or under common control with a Party, and for this purpose, "control," "controlling" and "controlled by" shall mean the ownership and control of more than fifty percent (50%) of the outstanding voting securities or interest in capital or profits of any person or entity, or the right to direct or control the management or affairs of any person or entity by contract or similar arrangement.

B.           VENDOR Confidential Information. SANOFI acknowledges and agrees that any data, documents, materials or information of any type whatsoever, in whatever form or medium, whether or not marked as "confidential" and/or "proprietary," and which could reasonably be expected to be valuable to VENDOR, including but not limited to, any information concerning or relating to the property, products, research, technology, and business and affairs of VENDOR or its Affiliates, that is learned, created by, disclosed to or becomes known by SANOFI pursuant to this Agreement constitutes the confidential information of VENDOR (collectively, "VENDOR Confidential Information").

Portions herein identified by [*****] have been omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended. A complete copy of this document has been filed separately with the Securities and Exchange Commission.

C.           Restrictions on Use of Confidential Information. Except as otherwise expressly provided herein, the Party receiving Confidential Information (“Receiving Party”) from the other Party (“Disclosing Party”) shall (i) hold such Confidential Information in strict confidence; (ii) not disclose such Confidential Information to any third party, except to Affiliates, agents and subcontractors who "need to know;" provided, however, that such agents and contractors agree in writing to abide by the confidentiality provisions set forth herein; (iii) use such Confidential Information only as necessary in furtherance of the Services and not for any other purpose; (iv) upon termination or expiration of this Agreement, destroy or return to the Disclosing Party, at the Disclosing Party's option, all tangible Confidential Information in its possession and in the possession of any Affiliates, agents and subcontractors; and (v) protect Confidential Information received from disclosure with at least that degree of care used by the Receiving Party in dealing with its own confidential information of a similar nature and shall take reasonable steps to minimize the risk of an unauthorized disclosure of Confidential Information.

D.           Exceptions to Confidential Information. Notwithstanding the foregoing, Confidential Information shall not include information which: (i) is or hereafter becomes generally available to the public other than by reason of any breach hereof; (ii) was already known to the Receiving Party prior to the date of disclosure; (iii) is disclosed to the Receiving Party by a third party who has the right to disclose such information without any obligations of confidentiality; (iv) is developed by or on behalf of the Receiving Party independently, without reliance on Confidential Information received hereunder, as demonstrated by written records; or (v) is otherwise required to be disclosed by the Receiving Party in order to comply with applicable legal requirements of a public authority, law, rule of court or regulation, provided that (a) the Receiving Party promptly notifies the Disclosing Party of the obligation to disclose in order to allow the Disclosing Party to object or seek a protective order; (b) the Receiving Party only discloses the minimum amount of Confidential Information that is necessary to comply with the required disclosure; and (c) such information remains Confidential Information for all other purposes.

E.           Restricted Period. These restrictions upon disclosure and use of Confidential Information shall continue during the Term and shall extend beyond the Term for a period of ten (10) years, provided, however, with respect to any Confidential Information that constitutes a trade secret (as determined under applicable law), such restrictions on disclosure and/or use shall survive the Termination Date for as long as such Confidential Information remains a trade secret but, in no event, shall such restrictions on disclosure and/or use cease prior to the expiration of ten (10) years following the Termination Date.

6.	WORK PRODUCT

A.           Inventions. VENDOR agrees that except for VENDOR Property any inventions, works of authorship, other intellectual property and/or scientific information or documentation that are conceived, developed, originated, fixed or reduced to practice by VENDOR or any Personnel, including any subcontractor or third party providers hired by VENDOR, resulting from VENDOR's engagement by SANOFI (collectively, "Inventions"), shall be the sole and complete property of SANOFI or any of its Affiliates, and shall be treated as Confidential Information. VENDOR shall fully disclose to SANOFI all Inventions conceived or reduced to practice by VENDOR or any Personnel. VENDOR hereby assigns and conveys to SANOFI or any of its Affiliates, at no cost to SANOFI, VENDOR's entire right, title and interest to any and all resulting Inventions. VENDOR agrees to execute and cause any Personnel to execute, as applicable, all applications or registrations for patents and copyrights, and any other instruments deemed necessary or helpful for SANOFI or its Affiliates to secure and enforce its rights hereunder. VENDOR shall also obtain the agreement of each subcontractor, member of the Personnel or third party provider to the foregoing.

Notwithstanding the foregoing, SANOFI acknowledges that VENDOR may conceive, develop, originate, fix or reduce to practice certain inventions, processes, know-how, trade secrets, improvements, other intellectual property and assets which may include, but is not limited to, analytical methods, procedures and techniques, computer technical expertise, software, and technical and conceptual expertise in the area of drug development, all of which have been: (1) independently developed by VENDOR outside of this Agreement, or (2) developed by VENDOR in connection with the performance of the Services under this Agreement without the benefit or use of any SANOFI Confidential Information and which relate to VENDOR's business, or (3) developed by VENDOR in connection with the performance of the Services under this Agreement and relating to generally applicable technology, methodology, or processes (other than technology, methodology, or processes specifically developed for and funded by SANOFI) (collectively "VENDOR Property"). SANOFI agrees that VENDOR Property shall remain the sole and complete property of VENDOR. Except as otherwise set forth in this Agreement or in a Work Order, VENDOR does not convey nor does SANOFI obtain any rights in VENDOR Property; provided, however, that any improvements or modifications to VENDOR Property which are developed solely for, and paid for by SANOFI in connection with the performance of the Services, shall be the property of SANOFI, and further provided that to the extent that such VENDOR Property is incorporated into any deliverables under any Work Order or Purchase Order, SANOFI and its Affiliates are granted a fully paid nonexclusive license to use such VENDOR Property for its business purposes.

B.           Use of SANOFI Materials. VENDOR will only use materials provided by or on behalf of SANOFI consistent with and as contemplated by this Agreement and will not undertake any actions which would jeopardize the copyright, trademark, tradename and other intellectual property rights of SANOFI or its Affiliates in any such materials. SANOFI represents that it has the right to use all materials it provides to VENDOR as contemplated by the Work Order and such use as contemplated will not infringe any third party rights.

Portions herein identified by [*****] have been omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended. A complete copy of this document has been filed separately with the Securities and Exchange Commission.

7.	INSURANCE

VENDOR shall procure and maintain throughout the Term insurance coverage with respect to the conduct of its business and the performance of Services against loss from such risks and in such amounts as is customary for well-insured companies engaged in similar businesses. VENDOR shall, at SANOFI’s request, have VENDOR’s insurance carrier or carriers furnish to SANOFI certificates of insurance, or if self-insured, documentation stating that all insurance required under this Agreement is in force. Such certificates or documentation shall indicate the expiration dates for such coverages and any deductible and/or self-insured retention and shall stipulate that the insurance shall not be canceled while this Agreement is in effect without thirty (30) days prior written notice to SANOFI.

SANOFI will maintain during the Term, a program of insurance or self-insurance at levels sufficient to satisfy its obligations as set forth in this Agreement.

8.	INDEMNIFICATION

A.           By VENDOR. VENDOR shall indemnify, protect, defend and hold SANOFI and its Affiliates, and their respective employees, officers, directors, attorneys, agents, representatives, successors and assigns (each, a "SANOFI Indemnified Party") harmless from and against all causes of action, liabilities, damages, penalties, costs, expenses, fines, claims, losses, suits, demands, liens, and all expenses of any kind or nature whatsoever (including, without limitation, reasonable attorneys' fees) (collectively, "Losses") that may be incurred by, made, charged, or instituted against a SANOFI Indemnified Party, and which arise out of, result from or are based on (i) the breach of this Agreement by VENDOR; (ii) the negligence or willful misconduct of a VENDOR Indemnified Party (as defined below); or (iii) the making or use of VENDOR Property or VENDOR's methods or materials, except to the extent that such Losses are attributable to the negligence, wrongful act or omission, or willful misconduct of any SANOFI Indemnified Party.

B.           By SANOFI. SANOFI shall indemnify, protect, defend and hold VENDOR and its Affiliates, employees, officers, directors, attorneys, agents, representatives, successors and assigns (each, a "VENDOR Indemnified Party") harmless from and against all Losses that may be incurred by, made, charged, or instituted against a VENDOR Indemnified Party, and which arise out of, result from or are based on (i) the breach of this Agreement by SANOFI; (ii) the negligence or willful misconduct of a SANOFI Indemnified Party; or (iii) VENDOR's use of SANOFI's materials as directed by SANOFI, except to the extent that such Losses are attributable to the negligence, wrongful act or omission, or willful misconduct of any VENDOR Indemnified Party.

Portions herein identified by [*****] have been omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended. A complete copy of this document has been filed separately with the Securities and Exchange Commission.

C.           Notification of Claims. The Party wishing to seek indemnification hereunder (the "Indemnified Party") shall notify the Party against whom indemnification is sought (the "Indemnifying Party") in writing of any asserted claim within fourteen (14) days of either discovery of the occurrence upon which the claim may be based or learning of the claim, whichever occurs first. Failure to provide such notice, which substantially prejudices the Indemnifying Party's ability to defend such claim or action, may invalidate any obligation of indemnification. The Indemnified Party must authorize and permit the Indemnifying Party to exercise sole control of the defense and disposition of any claim or action, including all decisions related to litigation, appeal or settlement, provided, however, that the Indemnifying Party shall not settle any claims or action that would be deemed to confess wrongdoing on the part of the Indemnified Party without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld. Notwithstanding the foregoing, the Indemnified Party shall nevertheless be entitled to retain separate counsel at its own cost to participate in such matter; however, the Indemnifying Party shall have sole case management authority. Each Party hereto shall cooperate with the other in every reasonable way to facilitate the defense of any such claim.

D.           Limitation of Liability. Neither Party shall be liable to the other Party for any consequential, special, incidental or indirect damages or lost profits arising out of the activities contemplated hereunder or resulting from breach by the other Party of its obligations under this Agreement, even if a Party has been advised of the possibility of such damages. VENDOR shall have no liability whatsoever to SANOFI or any designee whether in contract or tort, for any loss or damage arising out of any development, exploitation, use or other activity by SANOFI relating to the deliverables provided to SANOFI by VENDOR hereunder, unless due to the negligence or willful misconduct of VENDOR or VENDOR’s material breach of this Agreement or the applicable Work Order or Purchase Order. Except in the case of indemnification obligations or damages resulting from a breach of confidentiality or VENDOR’s willful misconduct or negligence, VENDOR’s total liability to SANOFI in respect of any matters arising out of or in connection with this Agreement and/or the applicable Work Order or Purchase Order, whether based upon warranty, contract, tort or otherwise, shall be limited to direct damages not to exceed three (3) times the total amount to be paid to VENDOR under the applicable Work Order or Purchase Order. This Section 8.D. shall not operate to include or limit any liability which VENDOR is prohibited by law from excluding or limiting, including liability for death or personal injury. Nothing contained herein, including the liability cap, is intended to limit or restrict a Party’s liability to a third party for claims made by such third party for infringement of intellectual property rights.

9.	INDEPENDENT CONTRACTOR

VENDOR's relationship with SANOFI under this Agreement shall be that of an independent contractor. VENDOR shall exercise its own discretion on the method and manner of performing the Services and SANOFI will not exercise control over VENDOR or its employees except insofar as may be reasonably necessary to ensure performance and compliance with this Agreement. The employees, methods, and equipment used by VENDOR shall at all times be under VENDOR's exclusive direction and control. Nothing in this Agreement shall be construed to designate VENDOR, or any of its employees or agents, as employees, agents, joint ventures or partners of SANOFI. VENDOR is wholly responsible for withholding and payment of all federal, state and local income and other payroll taxes with respect to its employees, including contributions from them as required by law.

10.	MISCELLANEOUS

A.           Publicity/Use of Name. VENDOR shall not disclose the fact of, terms of, or subject matter of this Agreement to any third party without the prior written consent of SANOFI other than as required by law, rule or regulation. VENDOR will not use the name or logo of SANOFI or its Affiliates in advertising promotions or other commercial materials without SANOFI's prior written consent. To the extent SANOFI has approved a particular disclosure, VENDOR may reissue or reuse the contents of such disclosure without obtaining SANOFI’s prior written consent for such subsequent disclosure.

Portions herein identified by [*****] have been omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended. A complete copy of this document has been filed separately with the Securities and Exchange Commission.

B.           Notice. Any notices, consents or other communications required or permitted under this Agreement must be in writing and shall be deemed to have been duly given as of the date it is (i) delivered by hand; (ii) sent by registered or certified mail, postage prepaid, return receipt requested; or (iii) delivered by overnight courier, to the other Party at the address as set forth below, or to such other address or addresses as may be designated in writing by notice given to the other Party pursuant to this Section:

If to VENDOR:	Icagen-T, Inc.
2090 E. Innovation Park Drive
Oro Valley, Arizona 8575

Attn.: Richie Cunningham

With a copy to:	Gracin & Marlow, LLP
The Chrysler Building
405 Lexington Avenue, 26th Floor
New York, New York 10174
Attention: Leslie Marlow, Esq.

If to SANOFI:	Sanofi US
640 Memorial Drive
Cambridge, MA 02139
Attn: Strategy & Innovation Group

With a copy to:	Sanofi US Services Inc.
55 Corporate Drive
Bridgewater, NJ 08807
Attn: Vice President & General Counsel,
US R&D Division

And:	As set forth in the Work Order or Purchase Order

C.           Dispute Resolution. Any dispute, controversy or claim arising out of or relating to this Agreement which the Parties are unable to amicably settle themselves shall first be submitted to the ESC for resolution. The ESC shall have thirty (30) days to attempt to resolve the dispute and will set forth any resolution in writing. Should the ESC fail to resolve the dispute within that period of time, it shall be finally settled by arbitration by the American Arbitration Association, under the US Arbitration Rules then in effect by three (3) arbitrators appointed in accordance with the aforementioned rules. The arbitration shall take place in New York or in such other venue as the Parties may mutually agree.

D.           No Conflict. In the event there is a conflict between the terms and conditions of this Agreement and any Work Order or Purchase Order or other document attached hereto or thereto, the terms and conditions contained in this Agreement shall prevail, except in the case of Exhibit B, in which case Exhibit B shall control in the event of a conflict. No terms of any subsequent Invoice or Purchase Order will add to, modify or supercede the terms of this Agreement.

Portions herein identified by [*****] have been omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended. A complete copy of this document has been filed separately with the Securities and Exchange Commission.

E.           Force Majeure. Neither Party will be responsible for any failure or delay in performance of this Agreement if the failure or delay is due to an event beyond the reasonable control and without the fault or negligence of the Party seeking to excuse performance, including without limitation, acts of God, acts of terrorism, war, labor disputes and strikes, fire, flood, riot, and unforeseen delays in third-party provided transportation or communications (a "Force Majeure Event"). Any Party seeking to excuse or delay performance due to a Force Majeure Event under this Section 10.E. will provide detailed written notice to the other Party of the nature and anticipated duration of the delay. A Party claiming the benefit of a Force Majeure Event shall use reasonable efforts to avoid or overcome the causes affecting performance and diligently fulfill all outstanding obligations within sixty (60) days. In the event that any such Force Majeure Event continues for in excess of sixty (60) days, either Party shall have the right to terminate this Agreement upon thirty (30) days’ advance notice to the other Party, provided that, if the Force Majeure Event ceases within such thirty (30) day notice period, this Agreement shall remain in full force and effect upon prior written notice to the other Party.

F.           Section Headings. The Section headings of this Agreement are for the convenience of the Parties only and in no way alter, modify, amend, limit, or restrict the contractual obligations of the Parties.

G.           Audit Rights.           During the Term and for three (3) years thereafter, SANOFI or its designated representative and any governmental agent which regulates SANOFI may, during business hours and upon reasonable advance notice to VENDOR once every six (6) months at mutually agreed to times (i) inspect and audit all books, data, records and work products of VENDOR that relate solely to the Services; (ii) confer with Personnel for the purpose of determining VENDOR's compliance with the terms of this Agreement; and (iii) audit VENDOR's supporting documentation for expenses and charges for which VENDOR has received reimbursement from SANOFI. VENDOR will retain all applicable books and records for three (3) years following the Termination Date. In addition, with respect to the covenants set forth in Sections 2.C, D., and E of this Agreement, SANOFI or its designated representative shall have the right to audit VENDOR’s compliance with such covenants during normal business hours and upon reasonable notice to VENDOR.

H.           Severability; Waiver. The invalidity or unenforceability of any term or provision of this Agreement shall not affect the validity or enforceability of any other term or provision of this Agreement. Waiver by either Party or the failure by either Party to claim a breach of any provision of this Agreement shall not be deemed to constitute a waiver or estoppel with respect to any subsequent breach of any provision hereof.

I.           Entire Agreement; Amendment. This Agreement, the Work Orders or Purchase Orders and any schedules and exhibits attached hereto and thereto, constitute the entire understanding and agreement between the Parties with respect to the subject matter covered herein and supercedes any and all prior agreements, understandings, covenants, promises, warranties and representations, oral or written, express or implied, between the Parties that relates to the subject matter hereof. This Agreement and any Work Order may not be amended or supplemented in any way except in writing, dated and signed by authorized representatives of both Parties.

Portions herein identified by [*****] have been omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended. A complete copy of this document has been filed separately with the Securities and Exchange Commission.

J.           Change of Control. VENDOR may not assign or transfer this Agreement, by operation of law or otherwise, or any part hereof without the express written consent of SANOFI, which may be withheld in its sole and absolute discretion. SANOFI may assign or transfer its rights and obligations under this Agreement to any of its Affiliates without the consent of VENDOR.   For purposes of clarification, this Agreement may not be assigned or transferred by VENDOR pursuant to a change of control transaction (“Change of Control”), including, without limitation the sale of all or substantially all of its assets or business to which this Agreement relates, sale or transfer of beneficial ownership or voting rights of any of the stock of VENDOR, or pledge or hypothecation of the shares of VENDOR, as well as a reorganization, merger, acquisition, or consolidation of VENDOR with another entity.  This Agreement, however, may be assigned or transferred by SANOFI in connection with a Change of Control transaction.  Any and all assignments not made in accordance with this Section will be void.

K.           Subcontractors. VENDOR shall obtain SANOFI's prior written consent before using any subcontractors to perform Services under a Work Order or Purchase Order other than to an Affiliate. If written consent to use subcontractors is given by SANOFI, VENDOR shall be responsible for ensuring that each subcontractor executes an agreement with VENDOR, which agreement shall contain terms and conditions that are consistent with and at least as restrictive as those contained in this Agreement. Notwithstanding the foregoing, VENDOR shall at all times be liable for the performance of any subcontractor(s).

L.           Compliance with SANOFI Policies. VENDOR agrees to use commercially reasonable efforts to comply with all SANOFI policies applicable to the Services which have been provided by SANOFI to VENDOR in writing.

M.           Governing Law. This Agreement and all claims relating to or arising out of this Agreement, or the breach thereof, whether based in contract, tort or otherwise, shall be governed and construed in accordance with the laws of the State of Delaware, without regard to its conflict of laws, rules or principles.

N.           Remedies Cumulative.           No right or remedy in this Agreement conferred upon or reserved to a Party to this Agreement is intended to be exclusive of any other right or remedy. Remedies provided for in this Agreement shall be cumulative and in addition to, and not in lieu of, any other remedies available to either Party at law, in equity or otherwise.

O.           Binding Effect. This Agreement shall be binding upon and inure to the benefit of each Party and their respective Affiliates, successors, legal representatives and permitted assigns.

P.            Survival. All provisions of this Agreement which may reasonably be interpreted or construed as surviving termination shall survive, including without limitation Sections 3.F., 3.G., 3.J., 4.C (iv), 5, 6, 8 and 10 and any aspect of Exhibit B to the extent reasonably required to preserve SANOFI’s rights thereunder, including with respect to the return to SANOFI of SANOFI’s Library of Compounds and Related Data (each as defined therein).

[Signature page follows.]

Portions herein identified by [*****] have been omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended. A complete copy of this document has been filed separately with the Securities and Exchange Commission.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be signed by their respective duly authorized representatives as of the Effective Date.

SANOFI:		VENDOR:

SANOVI US SERVICES, INC		ICAGEN-T, INC.

By:	/s/ Mark Staudenmeier	By:	/s/ Richard Cunningham
Name:	Mark Staudenmeier	Name:	Richard Cunningham
Title:	Vice President, US R&D Finance	Title:	Chief Executive Officer

Portions herein identified by [*****] have been omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended. A complete copy of this document has been filed separately with the Securities and Exchange Commission.

EXHIBIT A

SERVICES

[*****]

Portions herein identified by [*****] have been omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.  A complete copy of this document has been filed separately with the Securities and Exchange Commission.

EXHIBIT B

LIBRARY OF COMPOUNDS SERVICES

Additional Terms Specific to Library of Compounds Services

1.	DEFINED TERMS

A.           “Hit Discovery Services Agreements” means the (i) Hit Discovery Services Agreement – Combichem dated July 15, 2016, and (ii) Hit Discovery Services Agreement – SASC1 dated July 15, 2016 between the Parties.

B.           “Master Services Agreement” means the Master Services Agreement dated July 15, 2016 between the Parties.

C.           “Related Data” means any information relating to: (i) SANOFI’s Library of Compounds provided by or on behalf of SANOFI or its Affiliates to VENDOR, including, but not limited to compound barcoding information and compound weights, (ii) any other associated information provided by SANOFI or its Affiliates to VENDOR (or available to VENDOR at the Tucson Site), and (iii) other information generated under the Master Services Agreement or applicable Work Order (including, but not limited to inventory tracking, ordering, and shipping tracking information). For clarity, SANOFI has no obligation to share any compound structures with VENDOR except as otherwise specified in the Hit Discovery Services Agreements, but if any such structures are disclosed, they shall constitute Related Data.

D.           “SANOFI’s Library of Compounds” means those compounds set forth on Annex 1 attached hereto and incorporated herein. SANOFI’s Library of Compounds is composed of the following five (5) libraries: (i) Combichem, (ii) Tucson Core Collection, (iii) Phenotypic (MOA) Collection, (iv)10kFragment Collection and (v) SASC1.

E.           “Transition Services Agreement” means that agreement dated July 15, 2016 between the Parties.

Unless otherwise defined herein, all capitalized terms used herein shall have the meanings ascribed to such terms in the Master Services Agreement.

2.	CUSTODIAL RELATIONSHIP

A.           Property of SANOFI. VENDOR acknowledges and agrees that SANOFI retains all right, title and interest in and to (i) the physical quantities of compounds contained in SANOFI’s Library of Compounds; (ii) any and all Related Data and intellectual property rights in or with respect to SANOFI’s Library of Compounds and Related Data, and (iii) all SANOFI research and development equipment assets (“SANOFI R&D Equipment Assets”) set forth on Annex 2 attached hereto and incorporated herein. VENDOR further acknowledges and agrees that SANOFI’s ownership and all rights held by SANOFI as specified above shall not be affected by VENDOR’s performance of the Services or any other activities with respect to SANOFI’s Library of Compounds.

B.           New Compounds. VENDOR agrees that nothing generated under this Exhibit B with respect to any compound(s) in SANOFI’s Library of Compounds shall be considered VENDOR Property (as defined in Section 6.A of the Master Services Agreement) unless otherwise agreed between the Parties pursuant to the Hit Discovery Services Agreements.

C.           Custodial Relationship. VENDOR shall have full custodial responsibility for SANOFI’s Library of Compounds, Related Data, and SANOFI R&D Equipment Assets unless otherwise terminated under Section 5 of this Exhibit B.

D.           No Encumbrances/Cooperation By VENDOR. VENDOR shall not impose or permit to be imposed upon SANOFI’s Library of Compounds or SANOFI R&D Equipment Assets any security interests, mortgages, liens, restrictions or encumbrances. VENDOR agrees to cooperate with SANOFI in executing any such documents that SANOFI might require to place all third parties on notice that SANOFI’s Library of Compounds, Related Data, and SANOFI R&D Equipment Assets are the property of SANOFI.

3.	VENDOR’S RESPONSIBILITIES

A.            Services. VENDOR shall perform the Services related to SANOFI’s Library of Compounds described in Exhibit A to the Master Services Agreement using the SANOFI R&D Equipment Assets and VENDOR’s equipment, data management and IT infrastructure, including the applicable Transferred Assets as defined in the Asset Purchase Agreement. VENDOR shall be fully responsible for any and all costs, including equipment maintenance, repair and replacement, with respect to SANOFI’s Library of Compounds and Related Data which is entrusted to VENDOR at all times unless and until returned to SANOFI as set forth in Section 5. VENDOR’s responsibility for equipment maintenance and repair also includes responsibility for SANOFI R&D Equipment Assets. To the extent that any SANOFI R&D Equipment Assets are unable to be repaired and are subsequently replaced with new equipment purchased by VENDOR, such replacement equipment shall be the property of VENDOR. VENDOR shall promptly notify the Library Operations Committee in the event that any SANOFI R&D Equipment Assets cannot be repaired and are subsequently being removed from service.

B.            Transition of Services. Services or information technology (“IT”) systems necessary for the successful transition of SANOFI’s Library of Compounds from SANOFI to VENDOR are addressed in the Transition Services Agreement. In addition, during such transition period the Parties shall cooperate in good faith to ensure that such IT tools (e.g. chem lab notebook) and infrastructure (e.g. server(s)) are made available or developed to support such transition of SANOFI’s Library of Compounds hereunder.

C.            Degree of Care. VENDOR shall be responsible for maintaining the custody of SANOFI’s Library of Compounds, all Related Data and SANOFI R&D Equipment Assets with the same degree of care that VENDOR would use to protect its own similar property and in no event less than a reasonable degree of care.

D.            Confidentiality. VENDOR is responsible for maintaining the confidentiality and trade secret status of, and enforcing the restricted use obligations with respect to, any and all Related Data as Confidential Information in accordance with Section 5 of the Master Services Agreement and shall appropriately mark as confidential all Related Data.

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E.            Physical Access, Security, and Separation. VENDOR shall limit and restrict access to SANOFI’s Library of Compounds and Related Data to VENDOR’s employees, Affiliates and contractors who have a need for such access to perform the Services. SANOFI’s Library of Compounds and Related Data shall be contained within a physical area with limited and restricted access to only such VENDOR’s employees, Affiliates and contractors. Furthermore, VENDOR shall (i) keep Related Data separate (via a dedicated database and/or server) from any other data of VENDOR, its Affiliates, or any third party and maintain identification (unique barcode not used for any other third party and a valid link between the barcode ID and the SANOFI compound ID contained within the Mosaic Database (as defined in Section 3.J. below)) on SANOFI’s Library of Compounds and Related Data that designates it as the property of SANOFI; (ii) keep electronic records detailing the compound inventory contained in SANOFI’s Library of Compounds at any given time; (iii) keep SANOFI’s Library of Compounds and Related Data in a suitable place for storage, safe from loss or damage, including but not limited to damage from fire or temperature and humidity fluctuations; (iv) store SANOFI’s Library of Compounds and Related Data in compliance with current SOPs (as such term is defined in Section 3.L. below) and ensure continuous temperature monitoring of SANOFI’s Library of Compounds; and (v) allow SANOFI and its representatives access to inspect those areas of the Tucson Site where SANOFI’s Library of Compounds, Related Data and SANOFI R&D Equipment Assets are located and VENDOR’s books and records at any time during reasonable business hours with sufficient advance notice solely to ensure that VENDOR is complying with the terms of this Section 3.E. and cooperating and assisting with any such activity. VENDOR shall conduct its activities under this Section 3.E. using the same degree of care that VENDOR would use to protect its own compound libraries and compound libraries of third parties, and corresponding related data for such libraries, and in no event less than a reasonable degree of care. Obligations of VENDOR set forth in this Section will not be expected to exceed or otherwise be materially different from the conditions or procedures in place at the Tucson Site as of the Effective Date.

F.            Access/Reporting Requirements. The audit and other related rights set forth in Section 10.G. of the Master Services Agreement cover the Services described in this Exhibit B and include a right of access to all applicable (i) records generated by the quality management system, (ii) internal audit reports, (iii) equipment validation and maintenance logs, and (iv) any and all other books and records relating to SANOFI’s Library of Compounds and Related Data, in each case affecting or otherwise relating to the Services.

G.            New Compounds/Storage Forms. Upon advance agreement of VENDOR, such agreement not to be unreasonably withheld, SANOFI may add one (1) or more compounds to SANOFI’s Library of Compounds and associated Related Data at any time throughout the Term upon two (2) weeks’ prior written notice to VENDOR. If SANOFI desires to add such compounds and Related Data on less than two (2) weeks’ advance notice, VENDOR shall act in good faith to accommodate SANOFI’s request. As of the Effective Date, compounds contained within SANOFI’s Library of Compounds fall into three (3) storage forms as follows: (i) solid form, (ii) liquid form (2D barcoded storage tubes), and (iii) plates (e.g. custom plates, EC50 plates, and combination plates). Immediately upon such addition, the Parties hereby agree to replace Annex 1 with an updated version of such Annex containing the additional compounds.

H.            Restrictions and Exclusion of Warranties. For the avoidance of doubt, and without limiting in any way the generality of the provisions of this Exhibit B, no compound or any part of any compound contained in SANOFI’s Library of Compounds shall be administered to humans or animals. Compounds contained within or added to SANOFI’s Library of Compounds and any and all Related Data are provided to VENDOR “AS IS” with no warranties, express or implied, including any warranty of merchantability, noninfringement, and fitness for a particular purpose.

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I.            Intellectual Property/Transfer Restrictions. VENDOR shall not attempt to access or determine the chemical structure(s) of any compound contained in SANOFI’s Library of Compounds or make any chemical or biological modifications or derivatives of any compound in SANOFI’s Library of Compounds, without SANOFI’s prior written permission or as agreed under the Hit Discovery Services Agreements. VENDOR shall not, and shall ensure that no other person or entity to which VENDOR provides access to any compound in SANOFI’s Library of Compounds or any Related Data does not sell, transfer or send any such compounds or any Related Data to any third party or to any facility other than the Tucson Site (i) without the prior written permission of SANOFI, (ii) unless agreed under the Hit Discovery Services Agreements, or (iii) unless specified in an applicable Work Order.

J.            IT Database/Security/Firewall/Audits. As of the Effective Date, SANOFI’s Library of Compounds is managed using Titian’s Mosaic database (“Mosaic Database”). VENDOR shall be responsible for entering into a service agreement with Titian (Mosaic Database vendor), for services including, but not limited to, online support, onsite maintenance and software updates/upgrades. In order to maintain the appropriate level of Services, VENDOR shall not switch to a different sample management database or implement a software upgrade without obtaining SANOFI’s advance written approval, such approval not to be unreasonably withheld. VENDOR is responsible for updating and creating data backups of Related Data in real-time and for maintaining the integrity and security of all Related Data. VENDOR shall maintain all Related Data on a server dedicated to SANOFI’s Library of Compounds. In addition, at all times, VENDOR shall ensure that sufficient electronic firewalls are in place to segregate Related Data from all other VENDOR data or other information owned by VENDOR or its Affiliates or any third party data or other information relating to any other compounds (not contained within SANOFI’s Library of Compounds) or any other matter. VENDOR shall also ensure that Related Data can only be accessed and used locally at the Tucson Site, by Tucson-based employees only, including by secure remote access. On a regular basis, but in no event less frequently than on an annual basis, VENDOR shall conduct backup testing to validate the integrity of database and data restoration processes.

K.            Library Operations Committee. Within ten (10) days after the Effective Date, the Parties shall assemble a cross-functional library operations committee (“Library Operations Committee”) consisting of two (2) employees from each Party. Such representatives may be changed from time to time in the sole discretion of the Party seeking to make such replacement upon advance written notice to the other Party. Each member of the Library Operations Committee shall have experience with all operational aspects of managing a compound library for pharmaceutical research purposes. The Library Operations Committee shall review and approve a complete set of standard operating procedures (“SOPs) and prepare a Transition and Removal Plan (as such term is defined in Section 4.C. below). In addition, the Library Operations Committee shall develop a charter to include the team’s scope of responsibility, frequency of meetings, governance, and dispute resolution.

L.            Standard Operating Procedures. VENDOR shall implement SOPs covering all aspects of storage, maintenance and management of SANOFI’s Library of Compounds and Related Data, including performing the obligations under this Exhibit B and any Work Order, including, but not limited to, inventory, compound acceptance and storage, plate replication, quality control processing, analytical methods and validation, maintenance and support operations, backup systems for Related Data, access control governance, audits, and control of records. VENDOR shall implement the SOPs within ninety (90) days after the Effective Date. VENDOR shall be responsible for drafting all SOPs and the Library Operations Committee shall review and unanimously approve all SOPs prior to implementation and use by VENDOR. The approval of such SOPs shall not be unreasonably withheld by SANOFI’s representatives on the Library Operations Committee.

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Between the Effective Date and the date of approval by the Library Operations Committee of the new SOPs described immediately above, SANOFI’s Library of Compounds and Related Data shall be stored, maintained and managed by VENDOR in accordance with SANOFI’s SOPs, the list of which is attached hereto as Annex 3 (“SOPs Supplied by SANOFI Covering SANOFI’s Library of Compounds”) to this Exhibit B. VENDOR hereby acknowledges that it has received full copies of all SOPs Supplied by SANOFI Covering SANOFI’s Library of Compounds listed on Annex 3 which are currently in effect at the Tucson Site and used for the management of SANOFI’s Library of Compounds. Should for any reason whatsoever the Parties fail to agree on the terms and conditions of any new SOP within the above referenced ninety (90) day period following the Effective Date, the corresponding SOP Supplied by SANOFI Covering SANOFI’s Library of Compounds listed in Annex 3 shall continue to apply to the applicable subject matter, until such time that the new SOP is approved for use by the Library Operations Committee. Within sixty (60) days after the Effective Date, SANOFI shall provide protocols for each chemical sublibrary contained within the Combichem library.

Throughout the Term with respect to the Services relating to SANOFI’s Library of Compounds, each of the Parties will be entitled to request from time to time the modification of any of the then applicable SOPs. In such case, such Party will provide the other Party notice of such potential change and consider the other Party’s input, if any, in good faith. No change to any of the applicable SOPs shall be implemented by either Party without obtaining approval from the Library Operations Committee and the current SOP shall continue to control such activities until such time that the revised SOP is so approved.

M.           Personnel. Subject to Section 1.B. of the Master Services Agreement, at all times throughout the Term, VENDOR shall maintain a level of Personnel expertise for all Services relating to SANOFI’s Library of Compounds comparable to the level of such expertise existing as of the Effective Date.

N.           Compliance. VENDOR shall comply with all regulations, laws and quality standards (e.g. ISO-9001/2) applicable to the access, management, maintenance, and use of chemical compound libraries for pharmaceutical research purposes, and associated data at the Tucson Site.

4.	DEFAULT AND REMEDIES

A           Event Of Default. In addition to the termination and remedies provisions set forth in Section 4 the Master Services Agreement regarding termination, Vendor shall be in default upon the occurrence of any of the following: (i) any material breach by VENDOR of any of the provisions of this Exhibit B; (ii) the commencement by VENDOR of a voluntary case or proceeding under any applicable Federal or State bankruptcy, insolvency, reorganization or other similar law now or hereafter in effect or of any other case or proceeding to be adjudicated a bankrupt or insolvent; (iii) the entry by a court of any decree or order for relief in respect of the VENDOR in an involuntary case or proceeding under any applicable Federal or State bankruptcy, insolvency, reorganization or other similar law now or hereafter in effect or a decree or order adjudging VENDOR a bankrupt or insolvent; (iv) the entry of an order appointing a custodian, receiver, liquidator, assignee, trustee or other similar official of the VENDOR or of any substantial part of its property, or ordering the winding up or liquidation of its affairs; (v) the entry of any judgment in an amount greater than fifty thousand dollars ($50,000) against VENDOR that remains unpaid after thirty (30) days; (vi) the making by the VENDOR of an assignment for the benefit of creditors; (vii) the failure of VENDOR to pay its debts as they become due in the ordinary course; and (viii) any other breach that could impair VENDOR’s obligations under Section 3.L of this Exhibit B (each an “Event of Default”).

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B.           Remedies Upon Event of Default/Removal of SANOFI’s Library of Compounds and Related Data. Upon an Event of Default, without limiting any other rights or remedies that may be available to SANOFI (whether under the Master Services Agreement, this Exhibit B, as a matter of law or otherwise), SANOFI, shall have the option, in its sole discretion, to remove any or all of the compounds included in SANOFI’s Library of Compounds, Related Data, and SANOFI R&D Equipment Assets for which VENDOR acts as custodian and transfer any or all such material and equipment to a site and electronic system of its choice (the “Property Transfer”). If SANOFI elects the Property Transfer, VENDOR shall provide all necessary cooperation and assistance to SANOFI to effectuate such removal in accordance with the Transition and Removal Plan (as defined in Section 4.C) on a timely basis and SANOFI will reimburse VENDOR for all reasonable documented external, out-of-pocket and personnel costs (including reasonable overhead) with no mark-up.

C.           Transition and Removal Plan. To effectuate Section 4.B and 5.A., the Parties agree that as soon as practicable after the Effective Date (and in no event later than three (3) months after the Effective Date), the Library Operations Committee will jointly prepare in good faith a plan for the orderly transition of the compounds included in SANOFI’s Library of Compounds and Related Data, and SANOFI R&D Equipment Assets to SANOFI or its designee (the “Transition and Removal Plan”).

D.           Irreparable Harm/Attorneys’ Fees. The Parties acknowledge that SANOFI will suffer irreparable harm upon an Event of Default. As a result, VENDOR agrees that SANOFI shall be entitled, in addition to any other right and remedy it may have, at law or equity, upon an Event of Default, to a temporary restraining order and/or injunction, without the posting of a bond or other security, or with the posting of a minimal bond or security where required by applicable law, enjoining or restraining VENDOR from any violation of Section 4.C and VENDOR hereby consents to the issuance of such injunction. If SANOFI institutes any such action against VENDOR, to enforce any terms or provisions of Section 4.C, then the party that prevails in such action shall be entitled to receive from the opposing party (or parties) in the action the prevailing party’s reasonable attorneys’ fees incurred in such action and all costs and expenses incurred in connection therewith in accordance with this Section 4.D.

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5.	MISCELLANEOUS

A.	Tucson Site Closure/Change of Control/Termination of the Master Services Agreement/Breach.

Without prejudice to any other provision of the Master Services Agreement, and to any right of SANOFI’s under any such provision, in the event (i) VENDOR has initiated a process for the closing down of the Tucson Site, (ii) VENDOR attempts to transfer its interest in the Tucson site to a non-Affiliate third party, (iii) VENDOR or any of its Affiliates, enters into any agreement or series of agreements the effect of which (at the closing of the transaction) would result in the party to the Master Services Agreement becoming an entity that is not an Affiliate of VENDOR, (iv) early termination of the Master Services Agreement with respect to the Services relating to SANOFI’s Library of Compounds, (v) any material breach by VENDOR of any provisions of this Exhibit B, (vi) VENDOR terminates the Master Services Agreement during the Term Extension for convenience, (vii) SANOFI’s decision to not extend the Term in accordance with Section 4.A. of the Master Services Agreement, or (viii) Term expiration, SANOFI may initiate the Property Transfer immediately upon written notice to VENDOR. In such event, VENDOR shall provide all necessary cooperation and assistance to SANOFI to effectuate such removal in accordance with the Transition and Removal Plan on a timely basis and to transfer such compounds and Related Data to a site and electronic system selected by SANOFI. Responsibility for costs associated with Property Transfer will be apportioned as follows:

Events (i) through (vi): VENDOR shall be solely responsible for all costs associated with the Property Transfer, including reimbursing SANOFI for all reasonable documented out-of-pocket and personnel costs (including reasonable overhead) with no mark-up. Notwithstanding the foregoing, all costs associated with such Property Transfer is capped at three million dollars ($3,000,000).

Events (vii) and (viii): SANOFI shall be solely responsible for all costs associated costs associated with the Property Transfer, including reimbursing VENDOR for all reasonable documented out-of-pocket and personnel costs (including reasonable overhead) with no mark-up.

B.            Transfer of Title to SANOFI R&D Equipment Assets by SANOFI to VENDOR. Solely in the event of (i) Term expiration, or (ii) Term Extension, SANOFI shall transfer all right, title and interest in SANOFI R&D Equipment Assets to VENDOR. For purposes of clarity, in the event that the Master Services Agreement remains effective for the entire five (5) year initial Term, or SANOFI invokes its right to a Term Extension pursuant to Section 4.A. of the Master Services Agreement, SANOFI shall transfer all right, title and interest in SANOFI R&D Equipment Assets from SANOFI to VENDOR at no cost to VENDOR.

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Annex 1

[*****]

Annex 2

[*****]

Annex 3

[*****]

EXHIBIT C

KPI SCORECARD

Service KPI Scorecard

Service Package #	KPI	KPI Target	Q1 2017	Q2 2017
S4: Assay Transfer Type A: standard (e.g. homogenous cell-free assay)	Max time for assay development	3 months	100%	100%

_____________________________________________________________________________________________

     Meets or Exceeds          Below Expectations

EXHIBIT D

FORM OF

COMPLIANCE CERTIFICATE

___________________

Date: _________, 20__

This certificate is given by ICAGEN-T, INC., a Delaware corporation (the “Company”), pursuant to Section 3.C of that certain Master Services Agreement dated as of July 15, 2016 between the Company and Sanofi US Services Inc., as such agreement may have been amended, restated, supplemented or otherwise modified from time to time (the “Agreement”). Capitalized terms used herein without definition shall have the meanings set forth in the Agreement.

The undersigned is executing this certificate as the Chief Financial Officer of the Company and, as such, is duly authorized to execute and deliver this certificate on behalf of the Company. By executing this certificate, the undersigned hereby certifies that:

(a)	the financial statements delivered with this certificate in accordance with Section 3.C of the Agreement fairly present in all material respects the results of operations and financial condition of the Company as of the dates of such financial statements;

(b)	he has reviewed the terms of the Agreement and has made, or caused to be made under his supervision, a review in reasonable detail of the transactions and conditions of the Company during the accounting period covered by such financial statements;

(c)	such review has not disclosed the existence during or at the end of such accounting period, and he has no knowledge of the existence as of the date hereof, of any condition or event that constitutes an event of default under the Agreement or any exhibit thereto, except as set forth in Exhibit A hereto which includes a description of the nature and period of existence of such default and what action the Company has taken, is undertaking and proposes to take with respect thereto;

(d)	the Company is in compliance with the covenants contained in Section 2.B, 2.C, and 2.D of the Agreement;

(e)	the Company is in compliance with the maintenance covenants in Section 2.E of the Agreement, as indicated below and as demonstrated on the attached worksheets, except as set forth or described in Exhibit A;

(i)           Minimum Cash Balance is $ _____.

(ii)          Current Ratio is _____:1.00.

(iii)         Minimum Net Worth is $_________.

IN WITNESS WHEREOF, the Company has caused this Certificate to be executed by its Chief Financial Officer this [__] day of [___________], 20[___].

ICAGEN-T, INC.

By:
Name:
Its:	Chief Financial Officer

Exhibit A

Events of Default

[Insert]

Maintenance Covenant Calculation Worksheet

to

Compliance Certificate

dated ______________, 20__

[Insert]